BY-LAWS

OF

THE PENN MUTUAL

LIFE INSURANCE COMPANY

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TABLE OF CONTENTS

(continued)

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BY-LAWS OF

THE PENN MUTUAL LIFE

INSURANCE COMPANY

ARTICLE I. MEETINGS OF MEMBERS

ELECTION OF TRUSTEES

SECTION 1.1 Meetings of Members - Election of Trustees. The Board of Trustees or the Executive Committee may call meetings of members. The Board of Trustees or Executive Committee, as the case may .be, may designate any placer either within or without the Commonwealth of Pennsylvania, as the place of any meeting. If no designation is made, the place of meeting shall be the Home Office of the Company. The chief executive officer shall preside at meetings of members unless otherwise provided by the Board of Trustees or the Executive Committee. The annual election of trustees by members of the Company shall be held at the Home Office of the Company from 10 a.m. to 2 p.m. on the first Tuesday of March.

SECTION 1.2 Notice. Notice of the meeting of members for the annual election of trustees shall be given by causing notice of such meeting to be published each week for three successive weeks in two daily or weekly newspapers and in such other legal periodical designated by the rules for the publication of legal notices of the Court of Common Pleas of the county in which the Company has its home office. The notice shall state the time and place of the meeting for election and the purpose for which it is to be held. Notice of special meetings shall be governed by applicable law.

SECTION 1.3 Nominations for Trustees by Board of Trustees. At the last regularly scheduled meeting in each calendar year, the Corporate Governance and Nominating Committee of the Board of Trustees shall nominate members or prospective members of the Company for election to succeed trustees whose terms are about to expire. The Board of Trustees may at any time before the next annual election of trustees nominate and elect a member to succeed a trustee who was elected to fill a vacancy resulting from an increase made in the stated number of trustees after the last regularly scheduled meeting in each calendar year. The Board of Trustees may substitute another candidate for any candidate so nominated who shall die or withdraw before the annual election of trustees.

SECTION 1.4 Nominations for Trustees by Members. A member of the Company may nominate one or more members of the Company for election to succeed trustees whose terms are about to expire by filing with the secretary on or before the November .1 preceding the annual election of trustees a certificate of nomination signed by not less than 1,000 members stating their respective names and addresses, and the name and address of each candidate nominated, and accompanied by the written acceptance of such nomination by each nominee.

If a candidate so nominated shall die or withdraw before the annual election of trustees a majority of the members who signed the certificate of nomination of the candidate may substitute another candidate by filing with the secretary before the annual election of trustees a certificate of nomination signed by a majority of such members and stating the name and address of the substitute candidate provided that such certificate is accompanied by the written acceptance of such nomination by the substitute candidate.

SECTION 1.5 Voting by Members. At all elections of trustees each member shall be entitled to one vote for each trustee to be elected and to cast the whole number of votes for one candidate or to distribute the votes among two or more candidates. Votes shall be limited to candidates nominated as provided in the by-laws and shall be cast only upon the official ballot furnished by the Company at the election.

A member may authorize the casting of votes at an annual election of trustees or at a meeting of members by written power of attorney to vote by proxy executed within three months prior to the annual election of trustees or the meeting of members and stating the number of at least one policy of the Company held by such member.

Revocation of a revocable power of attorney to vote by proxy shall be effective only upon receipt of written notice thereof by the secretary prior to the election or upon the appearance at the election of the maker of the power and upon claim by that member of the right to vote in person. The fact that the Company, by mail or otherwise, furnishes a proxy to any person shall not constitute or be construed as an admission of the validity of any policy or contract or that such person is a member entitled to vote at the election or meeting, and such fact shall not be competent evidence in any action or proceeding in which the validity of any policy or contract or claim under it is at issue.

SECTION 1.6 Voting by Multiple Owners of Policies. If a policy or certificate of the Company is owned and held jointly, as tenants in common or otherwise by two or more persons (each, a “Multiple Owner”) and if one or more of such owners is present in person or by proxy, the policy or certificate of the Company standing in the name of the Multiple Owners shall be deemed to be represented for the purpose of determining a quorum and the Company shall accept as the vote of the Multiple Owners the vote cast by the attending Multiple Owner, or a majority of them, if more than one such Multiple Owner be in attendance, as applicable. If such owners are equally divided upon whether the policy or certificate held by them shall be voted or upon the manner of voting, no vote of the Multiple Owners shall be cast or counted. If there has been filed with the secretary of the Company a copy, certified by an attorney at law to be correct, of the relevant portions of an agreement under which the policy or certificate is held, or of an order of court or other instrument directing or otherwise providing for the voting of the policy or certificate, the person specified as having such voting power in the document latest in date of operative effect so filed shall be entitled to vote the policy or certificate, but only in accordance therewith.

SECTION 1.7 Voting by Corporate Members. Any corporation that is a member of the Company may vote at meetings of members of the Company by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers shall have been filed with the secretary of the Company, is appointed its general or special proxy in which case that person shall be entitled to vote the policy or certificate.

SECTION 1.8 Inspectors of Election. At the last regularly scheduled meeting in each calendar year preceding the election of trustees, the Board of Trustees shall appoint three members of the Company who are not trustees, officers or candidates for election as inspectors of election. The Board of Trustees shall at the same time appoint an alternate member of the Company for each inspector to act for any inspector who is unable or unwilling to act.

The inspectors shall receive and count the votes of members entitled to vote and shall report in writing to the secretary the names of all persons voted for, the number of votes cast for each, the number of votes cast in person, and the number of votes cast by proxy and shall certify the names of the members who have been duly elected trustees.

SECTION 1.9 Quorum. At any election of trustees those members or proxy holders present and voting shall be competent to proceed with the election. The presence in person or by proxy of two hundred fifty members at any meeting of members held for any other purpose shall constitute a quorum. If a quorum is not present at any meeting, a majority of the members present may adjourn the meeting from time to time without further notice.

SECTION 1.10 Vacancies on the Board of Trustees. Election of members of the Company as trustees to fill vacancies on the Board of Trustees, including a vacancy resulting from the death or withdrawal of a candidate before election for whom no substitute was nominated, shall be by the Board of Trustees. The Board of Trustees may elect a member of the Company to fill a vacancy on the Board of Trustees for the unexpired portion of the term by a vote of the majority of the members of the Board of Trustees at a regular or special meeting. A person who is not yet a member of the Company may be nominated to fill a vacancy contingent upon that person’s becoming a member before the Board votes on election. The Corporate Governance and Nominating Committee shall nominate and recommend candidates to the Board of Trustees under this Section 1.10.

The Board’ of Trustees may declare vacant the office of a trustee who has been judicially declared of unsound mind, who has been convicted of an offense punishable by imprisonment for a term of more than one year, who is removed for any other proper reason or who, within six days after notice of his or her election, does not accept the office of trustee either in writing or by attending a meeting of the Board of Trustees.

When one or more trustees resign from the Board effective at a future date, the trustees then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

ARTICLE II. BOARD OF TRUSTEES

SECTION 2.1 Qualifications and Selection of Trustees. Each trustee of the Company shall be a natural person at least 18 years old who need not be a resident of the Commonwealth of Pennsylvania. Not less than two-thirds of the trustees of the Company shall be citizens of the United States. Not less than two-thirds of the trustees of the Company shall consist of persons who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with, the Company, and who do not receive (excluding only compensation paid for service as a trustee of the Company) any consulting, advisory or other compensatory fee from the Company or from any affiliate of the Company (each, an “Independent Trustee”). No employee, other than an officer of the Company, and no immediate family member of an officer or employee of the Company, shall be eligible to serve as a trustee, nor shall any person be qualified to serve as a trustee whose duties and activities outside the Company raise a conflict of interest with his fiduciary duty as a trustee. An “immediate family member” means, with respect to an officer or employee of the Company, a person standing in any of the following relations to such officer or employee: spouse, parent, child or sibling; mother, father, brother, sister, daughter or son-in-law; or other dependent of such officer or employee. The Board of Trustees of the Company shall be the sole judge of the qualifications of candidates to serve as trustees. The president of the Company shall be a trustee of the Company.

SECTION 2.2 Regular Meetings. At least four regular meetings of the Board of Trustees shall be held in each calendar year at such place and upon such day and at such hour as the Board of Trustees may from time to time designate. The Board of Trustees at any prior meeting may reschedule or dispense with any regular meeting of that Board of Trustees, provided that no less than four regular meetings of the Board of Trustees shall be held in each calendar year.

SECTION 2.3 Special Meetings. Special meetings of the Board of Trustees may be called by the chief executive officer at any time and shall be called by the secretary upon written request of not fewer than five trustees. Written or oral notice of special meetings stating the time, place and purpose of the meeting shall be delivered to each trustee at least forty-eight hours in advance of such meeting.

SECTION 2.4 Quorum. A majority of the trustees of the Company in office shall constitute a quorum for the transaction of business at any meeting of the Board of Trustees; provided however, that a quorum also shall require that a majority of the trustees comprising the quorum shall be Independent Trustees; and provided further, that a lesser number of trustees, whether or not independent, may adjourn a meeting from time to time until a quorum be present. The acts of a majority of the trustees present and voting at a meeting at which a quorum is present shall be the acts of the Board of Trustees

SECTION 2.5 Action by Written Consent. Any action required or permitted to be taken at a meeting of the trustees may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the trustees in office is filed with the secretary of the Company.

SECTION 2.6 Election of Officers. The Board of Trustees by the ballots of at least a majority of the members of the Board of Trustees shall annually elect a president, a secretary, a treasurer and an auditor to serve for the term of one year or until their successors have been elected. Officers elected by the Board of Trustees may be removed by the vote of a majority of the members of the Board of Trustees. Vacancies in any elective office may be filled by an election of the Board of Trustees at any meeting.

SECTION 2.7 Designation of Chief Executive Officer. The Board of Trustees, by resolution, shall not less frequently than annually designate a chief executive officer. The Board of Trustees may, by resolution, remove the designation of chief executive officer and designate a new chief executive officer at any time.

SECTION 2.8 Chairman of the Board. The chairman of the Board of Trustees, if one has been elected by the Board of Trustees, shall preside at meetings of the Board of Trustees and shall perform such other duties as shall be assigned by the Board of Trustees.

ARTICLE III. COMMITTEES OF THE BOARD

SECTION 3.1 Appointment of Committees. Subject to the approval of the Board of Trustees, the chief executive officer shall appoint annually from the members of the Board of Trustees:

(a)	Standing committees consisting of an Audit Committee, Executive Committee, Human Resources Committee, Marketing Committee and Corporate Governance and Nominating Committee.

(b)	Such other committees as the Board of Trustees determines to be desirable for the conduct of the Company’s affairs.

SECTION 3.2 Vacancies and Removal. The chief executive officer may appoint a member of the Board of Trustees to fill, for the unexpired term, any vacancy which shall occur in a committee, subject always to approval of the Board of Trustees. Each committee member shall serve at the pleasure of the Board and may be removed by majority vote of the Board of Trustees, with or without cause.

SECTION 3.3 Composition and Quorum.

(a)	The Audit Committee, the Human Resources Committee and the Corporate Governance and Nominating Committee shall consist of not less than three members, all of whom shall be Independent Trustees.

(b)	In addition to qualifying as Independent Trustees under Section 2.1 of these by-laws, the members of the Audit Committee shall meet the independence standards for Audit Committee membership prescribed by the “Annual Financial Reporting Model Regulation” of the National Association of Insurance Commissioners and any version of such model regulation that may otherwise apply to the Company by law.

(c)	All other committees of the Board of Trustees shall consist of not less than three members, at least two-thirds of whom shall be Independent Trustees.

(d)	In addition to the three members of such committees that are contemplated by subsection (c) of this Section 3.3, the chairman of the board, if there be one, and the president of the Company shall be members of the Executive Committee and the Marketing Committee.

(e)	Meetings of the committees shall be held at such places and at such times and subject to such provision for notice as the Board of Trustees or, in the absence of action by the Board of Trustees, the respective committees shall determine.

(f)	Two or more members of any committee shall constitute a quorum, provided that at least one such member is an Independent Trustee.

SECTION 3.4 Minutes. Minutes of the meetings of each committee shall be kept and shall be made available to each trustee upon request.

SECTION 3.5 Audit Committee. The Audit Committee shall exercise oversight responsibility for the Board of Trustees relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the compliance programs established by management and the board. The Audit Committee will report its activities to the Board of Trustees.

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board of Trustees. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The Audit Committee shall annually, or in its discretion more often, recommend to the Board of Trustees for its approval the appointment of independent public accountants to examine the affairs of the Company and the Audit Committee shall make a report of the examination to the Board of Trustees.

The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Trustees and the Audit Committee. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, Standard No. 1.

The Audit Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing compensation. Also, the Audit Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk and legal and ethical compliance programs. Further, the Audit Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the

Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The Audit Committee shall consider such matters as may be referred to it by the Board of Trustees, the chief executive officer or the Executive Committee.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full force access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

SECTION 3.6 Executive Committee. The Executive Committee shall have the power to exercise the authority of the Board of Trustees in the conduct of the business of the Company and shall report to the Board of Trustees actions taken in the exercise of such power.

The Executive Committee shall oversee the investment of the Company’s funds and shall have general supervision of the investment and banking policy of the Company.

The Executive Committee shall have charge of all property of the Company and shall have power to authorize the sale, lease, mortgage, pledge, encumbrance or any other disposition of the Company’s real estate or other property of whatever nature, including power to authorize the renewal, extension, assignment, sale, release, partial release, satisfaction, compromise or extinguishments of any mortgages, deeds of trust, loan deeds, ground rents, easements, rights of way, interest in real estate, chattel mortgages, security agreements, liens, judgments, bonds, notes, shares of stock, securities, investments, claims and obligations owned or held by the Company and the selection of depositories of the Company’s funds, and including the power to authorize the execution of proxies to vote any shares of stock owned by the Company and to authorize any action which the Executive Committee shall determine to be advisable or necessary in connection with the assets of the Company or its financial affairs. The Executive Committee shall supervise expenditures in connection with the foregoing powers.

The Executive Committee shall oversee the conduct of the operations of the Company except for functions which are overseen by the Marketing Committee pursuant to section 3.8.

The Executive Committee shall oversee the operation of all corporations in the holding Company system of the Company other than corporations supervised by the officers of the sales or marketing functions of the Company, provided, however, that the Executive Committee shall have the power to authorize investments and loans by the Company to any corporation in the holding company system of the Company.

SECTION 3.7 Human Resources Committee. The Human Resources Committee shall oversee planning and activities relating to executive development and succession and shall, as directed by the Board of Trustees, review and make recommendations to the Board of Trustees covering executive compensation policies and practices.

The Human Resources Committee shall make recommendations to the Board of Trustees pertaining to salary, compensation, or emolument with respect to the chairman, president and other officers comprising the executive group, as defined by the Human Resources Committee and approved by the Board of Trustees from time to time. The Human Resources Committee shall have the power to authorize any salary, compensation, or emolument paid to the auditor and to other officers designated by the Board of Trustees from time to time and shall report to the Board of Trustees actions taken in exercising such power.

SECTION 3.8 Marketing Committee. The Marketing Committee shall have the power to exercise the authority of the Board of Trustees in the conduct of the business of the Company in the areas stated in this section 3.8 and shall report to the Board of Trustees actions taken in the exercise of such power.

The Marketing Committee shall oversee the conduct of the marketing and sales operations of the Company, including the determination of the marketing and sales policies and plans of the Company, field operations and the operations of those corporations supervised by the officers of the marketing or sales functions of the Company; provided however, that only the Executive Committee shall have the power to authorize investments and loans by the Company in or to any corporation in the holding company system of the Company.

SECTION 3.9 Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall have the power to exercise the authority of the Board of Trustees in the conduct of the business of the Company in the areas stated in this Section 3.9 and shall report to the Board of Trustees actions taken in the exercise of such power.

The Corporate Governance and Nominating Committee shall oversee the procedures, rules and conventions which guide the meetings of the Board of Trustees and the committees thereof. It may propose to the chief executive officer and the Board of Trustees the agendas and subject matters which it considers appropriate for consideration by the Board or another committee thereof. It shall oversee the corporate policies of the Company relating to business conduct as proposed for adoption or revision from time to time. It shall recommend to the Board of Trustees amendments to these by-laws pursuant to Article VII as proposed by the chief executive officer, the committee, or another committee of the board. It may recommend to the Board of Trustees or to other committees thereof any other actions which it deems to be appropriate.

The Corporate Governance and Nominating Committee shall each year, upon call by the Board of Trustees or the chief executive officer, not later than the last regularly scheduled meeting in each calendar year of the Board of Trustees, recommend to the Board of Trustees the names of members of the Company for nomination by the Board of Trustees for election to succeed trustees whose terms are about to expire, and upon request of the Board of Trustees or of the chief executive officer, shall make nominations to the Board of Trustees of members or prospective members of the Company for election to fill vacancies on the Board of Trustees.

The Corporate Governance and Nominating Committee may from time to time, and upon request of the Board of Trustees or the chief executive officer, shall, make recommendations concerning the number of members which this committee deems appropriate to constitute the Board of Trustees, subject to applicable statutory requirements concerning the minimum number of trustees.

The Corporate Governance and Nominating Committee shall be responsible for planning for succession to the office of chief executive officer.

ARTICLE IV. OFFICERS

SECTION 4.1 Number, Qualifications and Designation of Officers. The officers of the Company shall be a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, an auditor and such other officers as may be elected by the Board of Trustees, including but not limited to assistant secretaries and assistant treasurers. Officers may, but need not, be trustees or members of the Company. The president, secretary and treasurer shall be different natural persons who are at least 18 years old. Any number of other offices may be held by the same person.

SECTION 4.2 President. The president shall perform such duties as shall be assigned by the Board of Trustees or the chief executive officer. The president shall preside at meetings of the Board of Trustees in the absence of the chairman of the board.

SECTION 4.3 Chief Executive Officer. The chief executive officer shall supervise and direct the affairs of the Company. The chief executive officer shall appoint not less frequently than annually such officers in addition to those elected by the Board of Trustees as the chief executive officer shall determine are necessary or desirable for the proper conduct of the business of the Company. All such appointments shall be reported to the Board of Trustees. Officers appointed by the chief executive officer shall hold office at the will of the chief executive officer, but may also be removed by a vote of a majority of the members of the Board of Trustees. Except as such duties are otherwise prescribed or assigned by these by-laws, the chief executive officer shall assign to all officers the various duties they are to perform.

SECTION 4.4 Secretary. The secretary shall attend the meetings of the Board of ‘Trustees and the meetings of members and shall keep the minutes of the proceedings; shall be the custodian of the corporate seal of the Company; as directed by the Board of Trustees and standing committees, shall send notices of the meetings of the Board of Trustees and of the standing committees and shall publish the notice required by these by-laws of the annual election of trustees and of any meeting of members and shall perform such other duties as shall be assigned by the chief executive officer.

SECTION 4.5 Treasurer. The treasurer, under the direction of an officer designated by the chief executive officer, shall have custody of the cash funds of the Company and shall perform such other duties as shall be assigned by such officer. The treasurer and assistant treasurers shall give bond in such amounts and with such sureties as the Board of Trustees shall require.

SECTION 4.6 Auditor. The auditor shall be responsible for the scheduling and development of audit programs for reviews of internal accounting and administrative controls for all activities of the Company and its affiliates and shall perform such other duties as the chief executive officer or the Audit Committee shall assign. The auditor shall report to the Audit Committee.

ARTICLE V. EXECUTION OF DOCUMENTS AND OTHER

INSTRUMENTS

SECTION 5.1 Execution of Documents. The chairman of the board, the president, any vice president, second vice president, assistant vice president, assistant to the president and any other officer designated by the Board of Trustees or the Executive Committee shall each have the power on behalf of the Company to execute:

(a)	Contracts for the sale of land, deeds, leases, documents necessary to accomplish the purchase, renewal, assignment, transfer or sale of notes, bonds, mortgages, deeds of trust, loan deeds, ground rents, stocks, or any other assets or property whatsoever and proxies for voting stock held in the name of the Company;

(b)	Releases, partial releases, deeds to extinguish ground rents, covenants of exoneration, consents to releases, satisfaction pieces and agreements;

(c)	Powers of attorney to appoint, where necessary or convenient, a substitute, deputy or attorney in special cases to execute any of the documents heretofore mentioned in this article; and

(d)	All other instruments related to the transaction and management of the Company’s affairs.

The secretary, associate secretary, any assistant secretary, treasurer, any assistant treasurer and any officer designated by the Board of Trustees or the Executive Committee shall have power to attest such execution and to affix the Company’s corporate seal to any such instrument when required. Officers who execute or attest instruments as provided herein are authorized to acknowledge such execution on behalf of the Company.

SECTION 5.2 Checks. The Executive Committee shall determine the manner in which checks drawn upon the funds of the Company shall be signed and may authorize the use of facsimile signatures to checks of the Company.

SECTION 5.3 Policy Contracts. Policy contracts issued by the Company shall be subscribed with the manual or facsimile signature of the chief executive officer, or such other officer as may be designated by the Board of Trustees and shall be attested by the manual or facsimile signature of the secretary or such other officer as may be designated by the Board of Trustees.

SECTION 5.4 Facsimile Signatures of Deceased or Retired Officers. In the case of the death or retirement from office of any officer whose facsimile signature is authorized to be used in connection with policy forms, checks, receipts or other instruments executed by the Company, such policies, checks, receipts or other instruments may nevertheless be issued during a period not to exceed six months thereafter bearing the facsimile signature of such officer.

ARTICLE VI. ADDITIONAL PROVISIONS RELATING TO TRUSTEES

AND OFFICERS

SECTION 6.1 Liability of Trustees. To the full extent provided under law, a trustee shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the trustee has breached or failed to perform the duties of his or her office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 6.1 shall not apply to (i) the responsibility or liability of a trustee pursuant to any criminal statute or (ii) the liability of a trustee for the payment of taxes pursuant to local, state or federal law.

SECTION 6.2 Indemnification.

(a)	The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a trustee or officer of the Company, or, while a trustee or officer of the Company, is or was serving at the request of the Company as a trustee, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation or other entity, to the extent that such person is not otherwise indemnified and to the extent that such indemnification is not prohibited by law.

(b)	To the extent not prohibited by law, expenses incurred by such person in defending a civil or criminal action, suit or proceeding under subsection (a) of this Section 6.2 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

(c)

To determine whether any indemnification or advance of expenses under this Section 6.2 is permissible, the Board of Trustees by a majority vote of a quorum consisting of trustees not parties to such action, suit or proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested trustees so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by the independent legal counsel. The reasonable expenses of such person in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

(d)	The obligations of the Company to indemnify a person under this Section 6.2, including the duty to advance expenses, shall be considered a contract between the Company and such person, and no modification or repeal of any provision of this Section 6.2 shall affect, to the detriment of such person, the obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(e)	The indemnification and advancement of expenses provided by this Section 6.2 shall not be deemed exclusive of any other right to which one indemnified may be entitled under any agreement, vote of policyholders or members or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

(f)	The Board of Trustees shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by law, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations and (iii) give other indemnification to the extent not prohibited by law.

SECTION 6.3 Interpretation of Article. The provisions of this Article VI have been adopted pursuant to the authority of Chapter 17 of the Business Corporation Law, shall be deemed to be a contract with each trustee or officer of the Company who serves as such at any time while this Article is in effect, and such provisions are cumulative of, and shall be in addition to and independent of, any and all other limitations on the liabilities of trustees or officers of the Company, as such, or rights of indemnification by the Company to which a trustee or officer of the Company may be entitled, whether such limitations or rights arise under or are created by any statute, rule of law, by-law, agreement, vote of members, disinterested trustees or otherwise. Each person who serves as a trustee or officer of the Company while this Article VI is in effect shall be deemed to be doing so in reliance on the provisions of this Article. No amendment to or repeal of this Article VI, nor the adoption of any provision of these Articles inconsistent with this Article, shall apply to or have any effect on the liability or alleged liability of any trustee or officer of the Company for or with respect to any acts or omissions of such trustee or officer occurring prior to such amendment, repeal or adoption of an inconsistent provision. The rights and benefits conferred by this Article VI shall continue as to any person who has ceased to be a trustee or officer of the Company and shall inure to the benefit of the heirs, executors and administrators of such person. In any action, suit or proceeding involving the application of the provisions of this Article VI, the party or parties challenging the right of a trustee or officer to the benefits of this Article shall have the burden of proof.

ARTICLE VII. AMENDMENTS

SECTION 7.1 Approval of the Board of Trustees. Any amendment to these by-laws shall be first submitted in writing to the Board of Trustees at a regular meeting and may be adopted only at a subsequent regular meeting of the Board of Trustees by a vote of at least a majority of the members of the Board of Trustees.